CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A
(the "Registration  Statement") of Evergreen International Trust of our report dated December 11, 1998, relating to the financial statements and financial highlights of Evergreen Emerging Markets Growth Fund and Evergreen Global Leaders Fund (the "Funds"), appearing in the October 31, 1998 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement.
We also  consent  to the  references  to us under  the heading
"Financial Highlights" in the Prospectuses and under the heading "Independent Auditors" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York


December 28, 1998